                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON STOCK)
                                       OF

                            SUPERIOR SERVICES, INC.

                                       AT
                              $27.00 NET PER SHARE
                                       BY

                       ONYX SOLID WASTE ACQUISITION CORP.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                    VIVENDI

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JULY 16, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, A MINIMUM OF 75 PERCENT OR MORE OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, BUT EXCLUDING THE SHARES SUBJECT TO THE OPTION GRANTED UNDER THE STOCK OPTION AGREEMENT (AS DEFINED HEREIN), BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN.
                            ------------------------

    THE BOARD OF DIRECTORS OF SUPERIOR SERVICES, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN), APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of his shares of common stock, par value $.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") including the associated rights to purchase common stock (the "Rights" and together with the Common Stock, the "Shares") should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with his certificate(s) for the tendered Common Stock and, if separate Rights certificates have been issued by the Company, Rights and any other required documents to the Depositary, (2) follow the procedure for book-entry tender of shares of Common Stock and Rights set forth in Section 3, or (3) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    The Rights are presently evidenced by the certificates for the Common Stock and a tender by a shareholder of his shares of Common Stock will also constitute a tender of the associated Rights. A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                               New York, NY 10020
                                 (212) 632-6717

June 18, 1999

                               TABLE OF CONTENTS

  SECTION                                                                                                           PAGE
-----------                                                                                                         -----
 INTRODUCTION.................................................................................................            1

 THE TENDER OFFER.............................................................................................            2
        1.   Terms of the Offer................................................................................           2
        2.   Acceptance for Payment and Payment for Shares.....................................................           3
        3.   Procedure for Tendering Shares....................................................................           4
        4.   Rights of Withdrawal..............................................................................           8
        5.   Certain Federal Income Tax Consequences of the Offer..............................................           9
        6.   Price Range of Shares; Dividends..................................................................           9
        7.   Effect of the Offer on Market for the Shares, Stock Exchange Listing, and Exchange Act
             Registration......................................................................................          10
        8.   Certain Information Concerning the Company........................................................          11
        9.   Certain Information Concerning the Purchaser and Parent...........................................          14
       10.   Background of the Offer; Contacts with the Company................................................          15
       11.   Purpose of the Offer; Plans for the Company; the Merger; the Merger Agreement;
             the Stock Option Agreement; the Shareholder Tender Agreement;
             Employment Agreements.............................................................................          16
       12.   Rights Agreement..................................................................................          23
       13.   Source and Amount of Funds........................................................................          25
       14.   Certain Conditions of the Offer...................................................................          25
       15.   Certain Legal Matters.............................................................................          28
       16.   Fees and Expenses.................................................................................          32
       17.   Miscellaneous.....................................................................................          32

 Schedule A...................................................................................................           33

TO THE HOLDERS OF SHARES
OF SUPERIOR SERVICES, INC.:

                                  INTRODUCTION

    ONYX SOLID WASTE ACQUISITION CORP., a Wisconsin corporation (the "Purchaser") and an indirect wholly owned subsidiary of VIVENDI, a SOCIETE ANONYME organized under the laws of France ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of SUPERIOR SERVICES, INC., a Wisconsin corporation (the "Company"), including the associated common stock purchase rights issued pursuant to the Rights Agreement (the "Rights"), dated as of February 21, 1997, as amended as of June 11, 1999 (the "Rights Agreement"), between the Company and LaSalle Bank National Association (f/k/a LaSalle National Bank), as Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares") at $27.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. The Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent").

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, A MINIMUM OF 75 PERCENT OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, BUT EXCLUDING THE SHARES SUBJECT TO THE OPTION GRANTED UNDER THE STOCK OPTION AGREEMENT, BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 11, 1999, among the Company, Parent and the Purchaser, pursuant to which, after the completion of the Offer, the Purchaser will be merged with and into the Company and each outstanding Share (other than Shares owned by Parent or its direct or indirect subsidiaries, held in the treasury of the Company, owned by any wholly-owned subsidiary of the Company or held by shareholders who properly exercise dissenters' rights, if any) will be canceled and converted into the right to receive $27.00 in cash (the "Merger").

PURPOSE OF THE OFFER; THE MERGER

    The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Merger pursuant to which then outstanding Shares (other than Shares owned by Parent or its direct or indirect subsidiaries, held in the treasury of the Company, owned by any wholly-owned subsidiary of the Company or held by shareholders who properly exercise dissenters' rights, if any), would be canceled and converted pursuant to the terms of the Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer. See Section 11.

MINIMUM TENDER CONDITION

    THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION BEING SATISFIED. See Section 14. According to the Company, as of June 7, 1999, there were 32,365,094 Shares issued and outstanding and there were 3,456,763 Shares subject to issuance pursuant to the Company's stock option and incentive plans.

    Based on the foregoing, as of June 7, 1999 the Purchaser believes there are approximately 35,821,857 Shares outstanding on a fully diluted basis, but excluding the Shares subject to the option granted under the Stock Option Agreement (as defined herein). Accordingly, the Purchaser believes that the Minimum Tender Condition would be satisfied if at least approximately 26,866,318 Shares are validly tendered prior to the Expiration Date and not withdrawn.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 16, 1999, unless and until the Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

    Rights are presently evidenced by the certificates for the Common Stock and the tender by a shareholder of his shares of Common Stock will also constitute a tender of the associated Rights. No separate payment will be made by the Purchaser for the Rights pursuant to the Offer. Pursuant to the terms of the Rights Agreement, as soon as practicable after a Distribution Date (as defined in the Rights Agreement) occurs, each record holder of Common Stock will be sent a Rights certificate, evidencing one Right for each share of Common Stock. From and after the Distribution Date, the Rights will be evidenced solely by such Rights certificates. See Section 12. If separate Rights certificates have been distributed to shareholders prior to the date of their tender pursuant to the Offer, Rights certificates representing a number of Rights equal to the number of shares of Common Stock being tendered must be delivered to the Depositary in order for Shares to be validly tendered. If shareholders are entitled to receive Rights certificates but Rights certificates have not been distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, a tender of shares of Common Stock constitutes an agreement by the tendering shareholder to deliver to the Depositary, within five days of the date Rights certificates are distributed, all Rights certificates associated with the Common Stock tendered pursuant to the Offer. The Purchaser reserves the right to require that the Depositary receive such Rights certificates, if any have been issued, prior to accepting Shares for payment. In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, Rights certificates, if such certificates have been distributed to shareholders.

    Pursuant to the terms of the Merger Agreement, Purchaser has agreed to extend the period of time for which the Offer is open for at least an additional five business days if, on Friday, July 16, 1999, the Shares validly tendered and not withdrawn pursuant to the Offer constitute at least 50%, but less than 61%, of the then outstanding Shares on a fully diluted basis, but excluding Shares subject to the option granted under the Stock Option Agreement, and all other conditions to the Offer are satisfied or waived. In addition, if, on Friday, July 16, 1999, the Shares validly tendered and not withdrawn pursuant to the Offer constitute at least 61% of the then outstanding Shares determined on a fully diluted basis, but excluding Shares subject to the option granted under the Stock Option Agreement, but are not sufficient to satisfy the Minimum Tender Condition (the "Tendered Amount") and all other Offer Conditions are satisfied or waived, Purchaser will reduce the Minimum Tender Condition to the Tendered Amount, and will extend the Offer for an additional ten business days. Purchaser will further extend the Offer up to twenty business days in the aggregate, in one or more periods of not more than ten business days, if, on Friday, July 16, 1999, or any extension thereof, any one or more conditions set forth in paragraphs (a), (c) or (d) of Section 14 hereof is not then satisfied or waived; PROVIDED, HOWEVER, that Purchaser will not so extend the Offer unless, in Purchaser's reasonable and objective judgment, (i) each such condition is reasonably capable of being satisfied and (ii) the Company is in material compliance with all of its covenants under the Merger Agreement. In the event of an extension in any such case, Purchaser will give oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his Shares. See Section 4. Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment, or paid for, upon the occurrence of any of the conditions specified in Section 14 hereof and (ii) to waive any condition or amend the Offer in any respect not prohibited by the Merger Agreement, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

    If, prior to the Expiration Date, the Purchaser shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    The Offer is being mailed to holders of Shares from a list provided to the Purchaser by the Company.

    2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer, (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of
(i) the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (ii) the Expiration Date. Parent expects to file a Notification and Report Form under the HSR Act on June 22, 1999, and, accordingly, unless earlier terminated or extended by a request for additional information, if filed on such date, the waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on July 7, 1999. See Section 15. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 14. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Depository Institution")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Depository Institution pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained with such Depository Institution), as soon as practicable following expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURE FOR TENDERING SHARES.

    VALID TENDER.

    To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Common Stock (and Rights, if applicable) to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Common Stock and Rights must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Stock and, if applicable, Rights which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT (SUBJECT TO ADJUSTMENT) FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES. ACCORDINGLY, SHAREHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES.

    Until the close of business on the Distribution Date, the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

    If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's shares of Common Stock are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering shareholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a shareholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the Commission, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering shareholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

    BOOK-ENTRY DELIVERY.

    The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering shareholder will be required to tender Rights by means of physical delivery to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES.

    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares or Rights) of Shares and Rights tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY.

    A shareholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or
    (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or
    (2) three trading days after the date certificates for Rights are distributed to shareholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS.

    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES AN AGREEMENT.

    The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT.

    By executing and delivering a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 18, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the

Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

    DETERMINATION OF VALIDITY.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

    4.  RIGHTS OF WITHDRAWAL.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 16, 1999.

    To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur a liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures descried in Section 3 at any time prior to the Expiration Date.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the

Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

    5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

    Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local, foreign, and other tax laws. For Federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder and will be long-term capital gain or loss if the shareholder's holding period in such Shares for Federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20%. In addition, a shareholder's ability to use capital losses to offset ordinary income is limited.

    BACKUP WITHHOLDING.

    In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

    THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

    6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Common Stock is listed on the NASDAQ National Market System ("NASDAQ/NMS"). The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the

Common Stock on the NASDAQ/NMS and the amount of cash dividends paid per share, based upon public sources:

                                            COMMON STOCK
----------------------------------------------------------------------------------------------------
                                                                                            CASH
                                                                                          DIVIDENDS
CALENDAR YEAR                                                        HIGH        LOW        PAID
-----------------------------------------------------------------   -------    -------   -----------
1997:
  First Quarter..................................................   $24        $17               --
  Second Quarter.................................................   $23 3/4    $20 1/8           --
  Third Quarter..................................................   $29        $22 3/4           --
  Fourth Quarter.................................................   $29 1/2    $20 7/8           --

1998:
  First Quarter..................................................   $31 7/8    $24 11/16         --
  Second Quarter.................................................   $33 3/8    $28 1/2           --
  Third Quarter..................................................   $30 3/8    $24 7/8           --
  Fourth Quarter.................................................   $27 1/4    $17 1/4           --

1999:
  First Quarter..................................................   $20 1/4    $15 5/8           --
  Second Quarter (through June 17, 1999).........................   $26 11/16  $18 3/8           --

    The Rights trade together with the Common Stock. On June 11, 1999, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the NASDAQ/NMS was $23.75 per Share. On June 17, 1999, the last full trading day prior to commencement of the Offer, the reported closing price on the NASDAQ/NMS was $26.69 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, STOCK EXCHANGE LISTING, AND EXCHANGE ACT REGISTRATION.

    The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    The shares of Common Stock and associated Rights are listed on the NASDAQ/NMS. According to the published guidelines of the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ"), the Shares would no longer be included in the NASDAQ's National Market System if, among other things, the number of publicly-held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) was less than 200,000, the aggregate market value of publicly-held Shares was less than $1,000,000 or there were fewer than 400 holders of the Shares or 300 holders in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in NASDAQ's published guidelines, the number of publicly-held Shares was less than 100,000, or there were fewer than 300 holders in total. As of June 7, 1999, there were 1,068 holders of record of shares of Common Stock and, as of such date, there were 32,365,094 shares of Common Stock outstanding. If the Common Stock were to be delisted, the associated Rights would be delisted as well.

    If the Company were to delist the shares of Common Stock and associated Rights, the market therefore could be adversely affected. It is possible that the shares of Common Stock and associated Rights would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through NASDAQ or other sources. The extent of the public market for the shares of Common Stock and associated Rights and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the shares of Common Stock and associated Rights remaining at such time, the interest in maintaining a market in the shares of Common Stock and associated Rights on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    The shares of Common Stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

    The shares of Common Stock and associated Rights are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding shares of Common Stock and associated Rights are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Common Stock and associated Rights. Termination of registration of the shares of Common Stock and associated Rights under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the shares of Common Stock and Rights. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". The Purchaser intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock and associated Rights as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

    8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company is a Wisconsin corporation with its principal executive offices located at 125 South 84th Street, Suite 200, Milwaukee, Wisconsin.

    The Company is an acquisition-oriented integrated solid waste services company providing a range of collection, transfer, transportation, disposal and recycling services to generators of solid waste and special waste. The Company provides solid waste collection, transfer, transportation, recycling and disposal services to over 750,000 residential, commercial and industrial customers in Alabama, Florida, Georgia, Illinois, Michigan, Minnesota, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia and Wisconsin. The Company also provides other integrated waste services, most of which are project-based and many of which provide additional waste volumes to the Company's landfills and recycling facilities. As of December 31, 1998, the Company owned and operated 19 landfills (including a greenfield landfill), 45 solid waste collection operations, 15 recycling facilities and 19 solid waste transfer stations. The Company also manages four other third party owned landfills.

    Set forth below is certain summary consolidated financial information for the Company's last three fiscal years as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and for the three months ended March 31, 1998 and March 31, 1999, as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in such report (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. Copies of such report and other documents may be examined at or obtained from the Commission in the manner set forth below.

                            SUPERIOR SERVICES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,              MARCH 31,
                                                       ----------------------------------  ----------------------
                                                          1996        1997        1998        1998        1999
                                                       ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $  180,720  $  253,241  $  319,673  $   68,163  $   80,008
Cost of operations...................................      99,150     144,377     184,964      39,879      46,395
Selling, general and administrative expenses.........      30,416      38,458      40,224       9,934      10,298
Merger costs.........................................          --       1,035      10,599       1,543          --
Unusual charges......................................          --       2,873          --          --          --
Depreciation and amortization........................      24,389      32,397      39,121       9,316      10,966
                                                       ----------  ----------  ----------  ----------  ----------
Operating income.....................................      26,765      34,101      44,765       7,491      12,349
Interest expense.....................................      (2,617)     (3,440)     (3,116)     (1,023)       (950)
Other income.........................................       2,069       1,888         912         538         588
                                                       ----------  ----------  ----------  ----------  ----------
Income before income taxes...........................      26,217      32,549      42,561       7,006      11,987
                                                       ----------  ----------  ----------  ----------  ----------
Net income (loss)....................................  $   16,403  $   19,637  $   20,501  $    3,319  $    7,042
                                                       ----------  ----------  ----------  ----------  ----------

Earnings (loss) per share:
  Basic..............................................  $     0.65  $     0.70  $     0.64  $     0.10  $     0.22
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
  Diluted............................................  $     0.64  $     0.69  $     0.63  $     0.10  $     0.22
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

                                                                AT DECEMBER 31,                 AT MARCH 31,
                                                       ----------------------------------  ----------------------
                                                          1996        1997        1998        1998        1999
                                                       ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
Cash and cash equivalents............................  $   23,657  $   44,955  $    9,715  $   27,829  $    8,464
Property and equipment, net..........................     149,226     251,414     312,497     226,876     325,438
Total assets.........................................     256,183     442,855     526,842     381,747     572,480
Long-term debt, net of current maturities............      18,815      27,215      66,284       4,359     108,085
Total common shareholders' investment................     133,271     285,384     316,742     269,544     323,790

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although Parent has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent.

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such the Company, who file electronically with the Commission. The address of that site http://www.sec.gov.

    In addition, in the course of the discussions between Company management and Parent, Parent was provided with certain financial information and projections prepared by Company management, for the years ending December 31, 1999, 2000, 2001, 2002 and 2003, as follows:

                                                    1999E      2000P      2001P      2002P      2003P
                                                  ---------  ---------  ---------  ---------  ---------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues........................................  $     417  $     570  $     701  $     839  $     983
EBITDA..........................................  $     136  $     189  $     234  $     279  $     327
EBIT............................................  $      81  $     114  $     140  $     168  $     197
EPS.............................................  $    1.30  $    1.69  $    2.03  $    2.41  $    2.84

    The projections were based on various assumptions, including, among other things: (i) internal revenue growth of approximately 5% annually; (ii) EBITDA margins of 32.6% in 1999, 33.2% in 2000, and 33.3% in 2001 and thereafter; (iii) depreciation/amortization of 13.3% of revenue in 1999, 13.2% in 2000 and 13.3% thereafter; (iv) capital expenditures of $55 million, $60 million, $70 million, $85 million and $100 million, in the years 1999, 2000, 2001, 2002, and 2003, respectively; and (v) a change in working capital relative to the change in revenue of 3.3%, 4.0%, 5.9%, 6.8% and 7.7% in

1999, 2000, 2001, 2002 and 2003, respectively. In addition, the projections were based on the following assumptions regarding acquisitions from 1999 to 2003:

                                                        1999E      2000P      2001P      2002P      2003P
                                                      ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN MILLIONS)
Revenue Acquired....................................  $     135  $     100  $     100  $     100  $     100
Purchase Price/Revenue Acquired.....................      1.75x      1.75x      1.75x      1.75x      1.75x

    THE COMPANY HAS ADVISED PARENT AND THE PURCHASER THAT IT DOES NOT AS A MATTER OF COURSE DISCLOSE PROJECTIONS AS TO FUTURE REVENUES, EARNINGS OR OTHER INCOME STATEMENT DATA AND THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR WITH A VIEW TO COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, WHICH WOULD REQUIRE A MORE COMPLETE PRESENTATION OF THE DATA THAN AS SHOWN ABOVE. THE PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON IT. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO PARENT AND THE PURCHASER AND ITS FINANCIAL ADVISORS PRIOR TO THE OFFER. ACCORDINGLY, THE INCLUSION OF THE PROJECTIONS IN THIS OFFER SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT OR THE PURCHASER OR THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS OR THEIR RESPECTIVE OFFICERS AND DIRECTORS CONSIDER SUCH INFORMATION TO BE ACCURATE OR RELIABLE, AND NONE OF SUCH PERSONS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY THEREOF. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF THE COMPANY, PARENT AND THE PURCHASER, THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE ABOVE PROJECTIONS WILL BE REALIZED AND IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

    9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

    The Purchaser is a Wisconsin corporation and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is an indirect wholly owned subsidiary of Parent. The principal executive offices of the Purchaser are located at 42, Avenue de Friedland, 75380 Paris Cedex 08 France.

    Parent is a SOCIETE ANONYME organized under the laws of France. Through its subsidiaries and affiliates, Parent engages in a variety of businesses, including water, energy, waste management, construction and telecommunications. Parent has 235,000 employees, annual sales of about $35 billion and a market capitalization of about $41 billion. Its principal executive offices are located at 42, Avenue de Friedland, 75380 Paris Cedex 08 France.

    The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule A to this Offer to Purchase.

    Except as set forth in Section 11, neither the Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither the Purchaser nor Parent, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

    Except as set forth in Sections 11, neither the Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Section 10, there have been no contacts, negotiations or transactions since January 1, 1996, between Parent or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither the Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1996, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In mid-February 1999, after being contacted by Deutsche Banc Alex. Brown ("Alex. Brown"), Parent expressed an interest in exploring a potential acquisition of the Company and entered into a confidentiality agreement with the Company on March 3, 1999. On March 5, 1999, the Company's Chief Executive Officer, G. William Dietrich, and Chief Financial Officer, George K. Farr, together with representatives from Alex. Brown, met with Parent's Executive Vice President of its Water and Wastewater Management Division, Henri Proglio, and other senior officers of Parent, together with Parent's investment bankers, Lazard Freres & Co. LLC and Lazard Freres et Cie. (collectively, "Lazard"), to discuss the Company's business and prospects, the two companies' respective business philosophies and cultures, and the parties' mutual interest in exploring a business combination between the two companies.

    Further discussions regarding similar matters were held in Paris, France, from March 9, 1999, through March 11, 1999, between Messrs. Dietrich and Farr, together with a representative of Alex. Brown and with Mr. Proglio and other senior officers of Parent, together with representatives of Lazard.

    On March 18, 1999, based on an indicated price range, Mr. Proglio and Mr. Dietrich agreed that the Company would agree to a limited exclusivity period to permit Parent to conduct a due diligence investigation of the Company and to further determine its level of price interest.

    From late March 1999 through mid-April 1999, representatives of Parent, together with its advisors and various consultants, conducted a due diligence investigation of the Company. In late April 1999, representatives of Lazard indicated to representatives of Alex. Brown that Parent would be willing to acquire the Company for a specified price in cash, provided that the Company's senior management team agreed to continue to manage and operate the Company after the acquisition. The suggested price offered on behalf of Parent was rejected as inadequate.

    During the first week of May 1999, Messrs. Proglio and Dietrich held several telephone discussions in which Mr. Proglio reaffirmed Parent's interest in continuing to pursue an acquisition of the Company. Mr. Proglio indicated that Parent might be willing to pay a higher price than indicated in late April.

    On June 4, 1999, Mr. Proglio proposed a price per share of $27.00. The two parties agreed to meet on June 7, 1999, to hold further discussions on the other material terms and conditions of the transaction.

    On June 7, 1999, Mr. Dietrich, together with other Company executives and advisors, met with Mr. Proglio, other senior officers of Parent and Parent's advisors to discuss the other material terms and conditions of the transaction, including the proposed terms of employment for management.

    From June 7, 1999, through June 11, 1999, the Company and Parent continued to negotiate the terms of the Merger Agreement, the Stock Option Agreement and the other ancillary agreements, including the Employment Agreements (as defined herein).

    On June 11, 1999, (i) the Company, Parent and Purchaser entered into the Merger Agreement, (ii) the Company and Parent entered into the Stock Option Agreement, (iii) Mr. Tate entered into the Shareholder Tender Agreement with Parent and (iv) the Company and Parent entered into employment agreements with each of Messrs. Dietrich, Ruud and Farr. The terms of each of the Merger Agreement, the Stock Option Agreement, the Shareholder Tender Agreement and the Employment Agreement are set forth in Section 11.

    On June 14, 1999, the Company and Parent jointly announced the acquisition.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER; THE MERGER AGREEMENT; THE STOCK OPTION AGREEMENT; THE SHAREHOLDER TENDER AGREEMENT; EMPLOYMENT AGREEMENTS.

    The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. If the Purchaser acquires 75% of the issued and outstanding Shares (on a fully diluted basis, but excluding the Shares subject to the option granted under the Stock Option Agreement) pursuant to the Offer, it will have the votes necessary under Wisconsin law to approve the Merger.

THE MERGER AGREEMENT

    The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and receipt of any required approval by the Company's shareholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, the Purchaser will be merged with and into the Company. Upon consummation of the Merger, each then outstanding Share (other than Shares owned by Parent or its direct or indirect subsidiaries, held in the treasury of the Company, owned by any wholly-owned subsidiary of the Company, or held by shareholders who exercise dissenters' rights under the Wisconsin Business Corporation Law ("WBCL") law, if any) will be canceled and converted into the right to receive $27.00 in cash without interest, or any higher price which may be paid pursuant to the Offer (the "Merger Consideration").

    The obligations of the Company, the Purchaser and Parent to effect the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including (i) the purchase by the Purchaser of Shares pursuant to the Offer, (ii) the receipt of shareholder approval and governmental consents or approvals (except for governmental consents or approvals, the failure of which to receive are not reasonably likely to have a Material Adverse Effect (as defined below) on the Company) and (iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (an "Order") enacted, issued, promulgated, entered or enforced by any United States or state court or governmental or regulatory authority which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement or imposes material restrictions on Parent or the Company in connection with consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger which is reasonably likely to have a Material Adverse Effect (provided that before invoking this condition, each party shall have used its reasonable best efforts to prevent, vacate, overturn, repeal or limit any such order so that it is not reasonably likely to have a Material Adverse

Effect). As used in the Merger Agreement, the term "Material Adverse Effect" means with respect to either Parent or the Company, as applicable, a material adverse effect on the financial condition, properties, business or results of operations of the Company or the Parent, as applicable, and its respective subsidiaries, taken as a whole.

    According to its terms, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company by the mutual consent of Parent and the Company, by action of their respective Board of Directors. In addition the Merger Agreement may be terminated by either Parent or the Company if (i) the Purchaser shall have terminated the Offer without purchasing any Shares pursuant thereto in accordance with the Merger Agreement; (ii) the approval of shareholders shall not have been obtained at a meeting duly convened therefor (provided that Purchaser complies with its obligations to vote Shares it owns in favor of the Merger Agreement at such meeting); or (iii) any court of competent jurisdiction or other governmental or regulatory authority located or having jurisdiction within the United States or the Republic of France shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable and which is reasonably likely to have a Material Adverse Effect (provided, that before invoking this condition, the party invoking this condition shall have used its reasonable best efforts to prevent, vacate, overturn, repeal or limit any such Order so that it is not reasonably likely to have a Material Adverse Effect).

    The Merger Agreement may be terminated by Parent if, among other things, the Board of Directors of the Company (or a special committee thereof) has amended, withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board of Directors of the Company fails to reaffirm such approval or recommendation within two business days of Parent's or Purchaser's written request to do so or publicly endorses, approves or recommends any other Acquisition Proposal (as defined below) or publicly announces that it has resolved to do any of the foregoing. The Merger Agreement may also be terminated by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the Merger Agreement, the Company shall fail to perform in any respect any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company at or prior to the date of termination, which failure is reasonably likely to have a Material Adverse Effect on the Company and which failure shall not have been reasonably cured prior to the later of (i) ten business days following the giving of written notice to the Company of such failure (provided that the Purchaser and Parent shall be required to extend only the initially selected expiration date of the Offer) and (ii) two business days prior to the date on which the Offer is then scheduled to expire. The Merger Agreement may also be terminated by Parent if the Company or any of the Company's representatives shall (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offer (including, without limitation, any proposal or offer to shareholders of the Company) from any person with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer an "Acquisition Proposal") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, except for such actions permitted by the Merger Agreement to be taken if required by fiduciary obligations under applicable law as advised by outside counsel.

    The Merger Agreement may be terminated by the Company if, among other things, (x) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that is more favorable to the Company's shareholders from a financial point of view than the Offer and the Merger (a "Superior Proposal") and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (which shall include all of the material terms, including the price proposed to be paid for Shares pursuant thereto) to such notice, (y) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for such a transaction, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company and (z) the Company, prior to such termination, pays to Parent in immediately available funds the fees required to be paid pursuant to the Merger Agreement. The Merger Agreement provides that if (x)(i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) after the date of the Merger Agreement any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder) other than Parent or Purchaser or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of 15% or more of the outstanding Shares (other than for bona fide arbitrage purposes), shall have publicly announced an Acquisition Proposal or any Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 15% or more of the outstanding Shares, and (iii) the Minimum Tender Condition shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, (y) Purchaser shall have terminated this Agreement because the Board of Directors of the Company shall have amended, withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or the Board of Directors of the Company shall have failed to reaffirm such approval or recommendation within two business days of the written request of Parent or Purchaser to do so or has previously approved, endorsed or recommended any Acquisition Proposal or because the Company shall have taken any actions that are required pursuant to fiduciary obligations under applicable law with respect to Acquisition Proposals, or (z) the Company shall have terminated this Agreement to enter into a Superior Proposal, then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee of $26 million (the "Termination Fee"), and shall reimburse Parent and Purchaser (not later than two business days after written request by Parent or Purchaser to do
so) for all of the out-of-pocket charges and expenses, including financing fees (which out-of-pocket charges and expenses shall be set forth with reasonable specificity in written documentation provided to the Company), actually incurred by Parent or Purchaser through the date of termination in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, up to a maximum amount of $4 million (the "Reimbursement Amount"), in each case payable by wire transfer in same day funds; provided, that, in the event the Company shall terminate the Merger Agreement in connection with a Superior Proposal, the Company shall pay the amount due prior to any such termination. If the Merger Agreement is terminated under circumstances as a result of which the Termination Fee and Reimbursement Amount are payable, the option granted to Parent under the Stock Option Agreement becomes exercisable. See "The Stock Option Agreement" below.

    Subject to the applicable provisions of the WBCL, the Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time prior to the Effective Time.

    The Merger Agreement also provides that each holder of an outstanding option to purchase Shares (an "Option") granted under any employee stock option plan of the Company, whether or not then exercisable, shall be entitled to receive at the Effective Time, a single lump sum amount in cash in cancellation of such Option equal to the result of multiplying (i) the excess of the Merger Consideration over the exercise price per Share of such Option by (ii) the number of Shares previously subject to such Option. Notwithstanding the foregoing, the Merger Agreement provides that on the date the Purchaser irrevocably accepts for payment Shares tendered pursuant to the Offer, those Options held by the employees designated in the Merger Agreement (the "Covered Employees"), whether or not then exercisable, shall be cancelled and the Covered Employees shall be entitled to receive in lieu thereof a lump sum payment in cash equal to the number obtained by multiplying (i) the excess of the Offer Price over the exercise price per Share of such Option by
(ii) the number of Shares subject to Options, which sum shall be payable as promptly as practicable.

    The Merger Agreement provides that, after the Effective Time, Parent and the surviving corporation in the Merger will maintain in full effect the Company's existing directors' and officers' liability insurance for a period of six years after the Effective Time, provided that there shall be no obligation to pay annual premiums in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement. If the existing directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, each of Parent and the surviving corporation are required by the Merger Agreement to use its reasonable best efforts to obtain as much insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the current premium. The Merger Agreement also provides that, after the Effective Time, Parent will cause the surviving corporation to indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, determined as of the Effective Time, to the fullest extent the Company would have been permitted or required to do so under the WBCL and its restated articles of incorporation and by-laws in effect on the date of the Merger Agreement.

    Parent has agreed in the Merger Agreement that, during the period commencing at the Effective Time and ending on the first anniversary thereof, employees of the Company and its subsidiaries will continue to be provided with employee benefits (other than stock option and similar plans) which in the aggregate are substantially comparable to those currently provided by the Company and its subsidiaries to such employees, provided that employees covered by collective bargaining agreements need not be provided such benefits. Parent will also cause each employee benefit plan of Parent in which employees of the Company and its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company and its subsidiaries as if such service were with Parent. Such employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Effective Time occurs, to the extent that, in the plan year following the Effective Time, they participate in any medical, health or dental plan of Parent for which deductibles or co-payments are required. Parent shall also cause each medical, health or dental plan of Parent, in which such employees are eligible to participate after the Effective Time, to waive (i) any pre-existing condition restriction, eligibility waiting period and evidence of insurability requirements which was waived under the terms of any analogous employee benefit plan of the Company immediately prior to the Effective Time or (ii) waiting period limitation which would otherwise be applicable to an employee on or after the Effective Time to the extent such employee had satisfied any similar waiting period limitation under an analogous employee benefit plan of the Company prior to the Effective Time. Parent will, and will cause the surviving corporation in the Merger to, timely and fully honor all employee benefit obligations to current and former employees of the Company and its subsidiaries accrued as of the Effective Time and, to the extent agreed between the parties in the Merger Agreement, all employee severance plans (or policies), employment agreements and severance agreements in existence on the date of the Merger Agreement.

    Pursuant to the Merger Agreement, after the Purchaser has accepted Shares for payment pursuant to the Offer, Parent has the right to have persons designated by it become directors of the Company so that the total number of such persons equals the number, rounded up to the next whole number, which is the product of (i) the total number of directors on the Board of Directors of the Company multiplied by (ii) a fraction, the numerator of which is the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser and the denominator of which is the total number of

Shares then outstanding. Notwithstanding the foregoing, prior to the Effective Time, the Board of Directors of the Company shall always have at least two members who are not officers, directors, shareholders or designees of Parent or any of Parent's affiliates.

    Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries will, and the Company will direct and use its reasonable best efforts to cause its and its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to knowingly (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) from any person with respect to an Acquisition Proposal or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, nothing in the Merger Agreement prevents the Company or the Board of Directors of the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act, and, prior to the purchase of Shares pursuant to the Offer, the Company and its representatives may engage in the actions set forth in clause (ii) of the previous sentence if (A) any person delivers a bona fide written Acquisition Proposal for which all necessary financing is then in the judgment of the Board of Directors of the Company readily obtainable, (B) the Company enters into a customary confidentiality agreement with such person that is no more favorable to such person than the Confidentiality Agreement dated as of March 3, 1999, as amended as of June 11, 1999, between Parent and the Company (as determined by the Company after consultation with its outside counsel), (C) the Board of Directors of the Company determines in good faith by a vote of a majority of the members of the full Board of Directors of the Company after receipt of advice from outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (D) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and all other relevant factors) and would, if consummated, result in a Superior Proposal.

    The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

    DISSENTERS' RIGHTS.

    Under Sections 180.1301 through 180.1331 of the WBCL, dissenters' rights may be available to holders and beneficial owners of Shares (each a "Dissenting Shareholder"), subject to the procedures described therein. Dissenters' rights permit a shareholder to object to the Merger and demand payment of the "fair value" of their Shares in cash in connection with the consummation of the Merger.

    Under the WBCL, Dissenters' rights are available to shareholders of a company in a merger if (i) a "resident domestic corporation" is a party to the merger and (ii) shareholder approval for the merger is required under the WBCL. A "resident domestic corporation" means a Wisconsin corporation that has a class of voting stock registered under Section 12(g) of the Exchange Act and that has certain jurisdictional contacts with the State of Wisconsin. See Section 15. The Company currently qualifies as a "resident business corporation" under the WBCL. Accordingly, if the Merger is consummated, it will be considered a "business combination" under the WBCL.

    The "fair value" of the Shares is determined pursuant to Section 180.1130(9)(a), which provides that if shares are quoted on the NASDAQ/NMS (as is the case with respect to the Shares), "fair value" is the highest closing sales price per share reported on the NASDAQ/NMS during the 30-day period preceding the date on which the fair value is determined. The "fair value", as so determined in accordance with the WBCL, could be more or less than the value per Share to be paid pursuant to the Merger.

THE STOCK OPTION AGREEMENT

    As an inducement to, and a condition of, Parent entering into the Merger Agreement, concurrently with the execution of the Merger Agreement, the Company and Parent entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which the Company granted to Parent an irrevocable option to purchase 6,440,653 Shares at an exercise price (the "Exercise Price") of $23.75 per share. The Shares subject to such option represent approximately 19.9% of the outstanding Shares (before giving effect to the issuance of the Shares subject to the option). The Option becomes exercisable by Parent after the occurrence of any event as a result of which Parent is entitled to receive the Termination Fee pursuant to the terms of the Merger Agreement (a "Purchase Event"), as described in this Section 11.

    In addition, if (a) Purchaser has accepted Shares for payment pursuant to the terms of the Offer and (b) Parent and Purchaser thereafter own at least 61 percent of the then outstanding Shares (determined on a fully diluted basis, but excluding Shares subject to the option granted under the Stock Option Agreement), Parent will exercise the option with respect to that number of Shares equal to the Applicable Amount (as defined herein). The "Applicable Amount" is that number of Shares which, when added to the number of Shares Parent and Purchaser own immediately prior to the exercise of the option, results in Parent and Purchaser owning that number of Shares that provides Parent and Purchaser with at least 50.1% of the votes represented by outstanding Shares (determined on a fully diluted basis). Parent will not exercise the option if Parent and Purchaser shall own at least 75 percent of the then outstanding Shares (determined on a fully-diluted basis, but excluding Shares subject to the option granted under the Stock Option Agreement). If Parent exercises the option under the circumstances set forth in this paragraph, Parent will have the votes necessary under Wisconsin law to approve the Merger.

    The option granted under the Stock Option Agreement will expire upon the earliest of (i) the effective time of the Merger, (ii) 12 months after the first occurrence of a Purchase Event, and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event.

    The number and type of securities subject to the option and the Exercise Price will be adjusted to preserve the economic benefit of the option if there is any change in the Shares by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction.

    The Stock Option Agreement provides that at any time that the option is exercisable, Parent may require the Company to pay to Parent, in exchange for the cancellation of the option with respect to such number Shares subject to the option as Parent specifies, an amount in cash equal to such number of Shares multiplied by the difference between (i) an average closing price (as determined in the Stock Option Agreement) and (ii) the Exercise Price.

    The Stock Option Agreement provides that Parent's total profit from the Stock Option Agreement, the Termination Fee and the Reimbursement Amount cannot exceed $31.5 million.

    The Stock Option Agreement further provides that for a period of two years following the first exercise of the option by Parent, Parent will have certain registration rights in respect of the Shares received upon the exercise of the option.

THE SHAREHOLDER TENDER AGREEMENT

    Pursuant to the Shareholder Tender Agreement, Mr. Joseph P. Tate, who owns 2,539,931 Shares (approximately 8 percent of the outstanding Shares), has agreed to tender in the Offer and not withdraw all Shares owned by him. In addition, Mr. Tate has granted Parent an option to purchase such Shares at the Offer Price in the event (i) he withdraws such Shares from the Offer or (ii)(x) any person acquires fifteen percent or more of the Shares, any person commences or publically announces a tender or exchange offer for at least fifteen percent of the Shares or any person enters into a definitive agreement or a written agreement in principle with respect to an Acquisition Proposal and (y) Parent and Purchaser terminate the Offer.

    If Purchaser purchases Mr. Tates's Shares pursuant to such option and subsequently sells, transfers or exchanges such Shares to or with a third party in connection with an alternative business combination transaction involving the Company or the Shares, Purchaser has agreed to pay to Mr. Tate one-half of difference between the amount Purchaser pays Mr. Tate for such Shares pursuant to the option and the amount received by Purchaser upon such disposition.

EMPLOYMENT AGREEMENTS

    Prior to the execution of the Merger Agreement, Superior entered into employment agreements and Key Employee Employment and Severance Agreements (together, the "prior agreements") with G. William Dietrich, George K. Farr, and Peter J. Ruud (collectively, the "executives"), which provided for, among other things, the payment of severance amounts and benefits upon certain terminations of employment in connection with a change in control of the Company. Pursuant to the terms of the prior agreements, Mr. Dietrich will receive a payment of $3,032,170, Mr. Farr will receive a payment of $3,782,188, and Mr. Ruud will receive a payment of $387,000 upon the closing of the tender offer (the "effective date").

    As of the effective date, the prior agreements between the Company and the executives will be superceded by new employment agreements (the "Employment Agreements") entered into in connection with the Merger Agreement (except with respect to certain benefits which the Company will continue to provide to the executives under the prior agreements). The new employment agreements will remain in effect until December 31, 2003, with optional renewals for additional one year terms by mutual agreement between the executive and the Company. Copies of the new employment agreements are filed as Exhibits (c)(4), (c)(5), and
(c)(6) to the Tender Offer Statement on Schedule 14D-1 to which this Offer to Purchase is an exhibit and are incorporated herein by reference and the following summary is qualified in its entirety by reference to such agreements.

    The new agreements provide that the executives shall serve the Company in the same position and role in which they served prior to the effective date. Each executive shall receive the same salary as he earned immediately prior to the effective date, which may be increased but not decreased. Each shall participate in an annual bonus plan no less favorable than the Company's Management Incentive Plan. The Management Incentive Plan will be amended to replace earnings per share with pre-tax earnings as the basis upon which awards are granted. For 1999, the Management Incentive Plan will be amended to provide a first bonus amount based on financial results for the six month period ending June 30, 1999, payable in cash plus fair market value of options and a second bonus amount based on pre-tax earnings for the six month period ending December 31, 1999, payable in cash plus the fair market value of options. The fair market value of options is deemed to be one-half of the excess of $27.00 over the closing sale price for the Shares on the last business day prior to the date of the Merger Agreement.

    Each of the three executives shall also be designated a participant in the Company's Long Term Performance Award Plan (the "LTPAP"), which measures the Company's performance over a four and one-half year period ending December 31, 2003 (the "performance period"). Under the LTPAP, each executive will receive a cash payment no later than 45 days after the conclusion of the performance period equal to between 6-10% of the total amount of the pool, which amount shall be based on the Company's adjusted pre-tax earnings. If an executive is terminated by the Company without Cause, voluntarily terminates for Good Reason (as such terms are defined in the new employment agreements) dies, retires or becomes disabled, he shall receive a pro-rata portion of the payment through his termination to be paid at the same time as other payments under the LTPAP. Upon sale of all, or substantially all of the assets or capital stock of the Company or Parent or other business combination which results in a change in control of the Company or Parent, (each, a "change in control transaction") all payments shall be accelerated and immediately paid to all participants with the total amount of the pool equal to the sum of $10 million plus $1,000 for each 0.00333% increase in adjusted pre-tax earnings through the date of such change in control transaction ("change in control date") above the pre-tax target earnings pro-rated through such "change in control date."

    If the Company terminates the agreement without Cause or executive terminates for Good Reason, or following a Change in Control (as such term is defined in the prior agreements) or a sale of the Company or Parent, the executive will receive (i) his unpaid base salary plus accrued annual bonus through date of termination, any previously vested benefits plus any deferred compensation; (ii) a lump sum cash payment equal to number of years (including fractions thereof) remaining under the agreement multiplied by the sum of (x) annual base salary plus (y) annual bonus received for year prior to date of termination; and (iii) payment under the LTPAP, equal to the amount the executive would have received as if his retirement date was the date of termination. If the executive terminates due to death or disability or without Good Reason or the Company terminates for Cause, he will receive base salary plus accrued annual bonus through the end of the month of his termination. In addition, if the executive's employment is terminated for death or disability, he shall receive a lump sum cash payment equal to 150% multiplied by the sum of his base salary plus his annual bonus for the year prior to termination.

    During the term of the Employment Agreements and for two years following an executive's termination for any reason, each executive is prohibited from competing with the Company (limited to the solid waste industry), or soliciting Superior's clients or employees. The Company is required to pay each executive's legal fees reasonably incurred for any good faith dispute or in connection with any tax audit involving the golden parachute excise tax. All disputes are to be arbitrated in Milwaukee, Wisconsin.

    Copies of each of the Merger Agreement, the Stock Option Agreement, the Shareholder Tender Agreement and each of the Employment Agreements have been filed as Exhibits to the Schedule 14D-1 filed by Parent with the Commission and are available for inspection and copying at the principal office of the Commission in the manner set forth in Section 8. The foregoing descriptions of these documents are qualified in their entireties by reference to such documents.

    Rule 13e-3 under the Exchange Act, which Parent does not believe would be applicable to the Merger, would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to shareholders of the Company therein, be filed with the Commission and disclosed to shareholders of the Company prior to consummation of the transaction.

    12. RIGHTS AGREEMENT.

    Set forth below is a summary description of the Rights, as filed with the Company's Registration Statement on Form 8-A, dated February 28, 1997, relating to the Rights:

    On February 21, 1997, the Board of Directors of the Company declared a dividend of one Right for each outstanding share of Common Stock. The dividend was payable on March 24, 1997, to the shareholders of record on March 10, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of the Company's common stock at a price of $90.00 per share, subject to adjustment to prevent dilution (the "Purchase Price").

    Until the earlier to occur of (i) the public announcement that a person or group of affiliated or associated persons (other than the Company, a subsidiary of the Company, an employee benefit plan of the Company or a subsidiary, or certain existing shareholders as of the date of the Rights Agreement) (an "Acquiring Person") has acquired beneficial ownership of 15 percent or more of the outstanding Shares (the "Shares Acquisition Date") or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than the Company, a subsidiary of the Company, an employee benefit plan of the Company or a subsidiary, or certain existing shareholders as of the date of the Rights Agreement) of 15 percent or more of such outstanding shares of the Company's Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the share certificates outstanding as of the Record Date, by such share certificate.

    The Rights Agreement provides that, until the Distribution Date, the Rights are only transferable with shares of the Company's Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights, as described below), the surrender for transfer of any certificates for shares of the Company's Common Stock, outstanding as of the Record Date will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares as of the close of business on the Distribution Date and such separate Right certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on February 21, 2007, unless the Rights are earlier redeemed or exchanged by the Company, or the Rights Agreement is amended, in each case as described below.

    In the event that any person becomes an Acquiring Person (a "Flip-In Event"), each holder of a Right will thereafter generally have the right to purchase for the Purchase Price that number of shares of common stock of the Company having a market value of two times the then current Purchase Price. Notwithstanding any of the foregoing, following the occurrence of a Flip-In Event all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently become beneficially owned by an Acquiring Person, related persons and transferees will be null and void.

    In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction or
(ii) 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to purchase for the Purchase Price that number of shares of common stock of the acquiring company having a market value of two times the then current Purchase Price.

    At any time after a person becomes an Acquiring Person and prior to the acquisition by any Acquiring Person of 50% or more of the outstanding shares of the Company's Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by any Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of the Company's Common Stock per Right (subject to adjustment).

    At any time prior to a person becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    In connection with the Company entering into the Merger Agreement, the Company has amended the Rights Agreement, (i) to render the Rights Agreement inapplicable to the Merger Agreement, the Stock Option Agreement, the Offer and the Merger, (ii) to ensure that (A) Parent and Purchaser, or either of them or their respective affiliates or subsidiaries, are not deemed to be an Acquiring Person pursuant to the Rights Agreement and (B) neither a Distribution Date nor a Shares Acquisition Date occur by reason of the execution and delivery of the Merger Agreement, the Stock Option Agreement or the Shareholder Tender Agreement or by the announcement or consummation of the Offer or the Merger and (C) no Rights shall separate from the shares of Common Stock or otherwise become exercisable and (D) so that the Company will have no obligations under the Rights or the Rights Agreement (in connection with the Offer and the Merger) and the shareholders of the Company will have no rights, remedy or claim, whether legal or equitable, under the Rights or the Rights Agreement (in connection with the Offer and the Merger).

    Unless separate certificates for the Rights are issued, a tender of shares of Common Stock will also constitute a tender of the associated Rights. See
Section 1.

    13. SOURCE AND AMOUNT OF FUNDS.

    Parent and the Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $1.0 billion. Parent will obtain sufficient funds from available cash on hand and available lines of credit.

    14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, but subject to its obligations under the Merger Agreement, Purchaser shall not be obligated to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if,
(i) prior to the expiration of the Offer, (x) a number of Shares which, together with any Shares owned by Parent or Purchaser, constitutes 75% or more of the outstanding Shares then outstanding as of the expiration date of the Offer (determined on a fully diluted basis, but excluding Shares subject to the option granted under the Stock Option Agreement) shall not have been validly tendered and not withdrawn (the "Minimum Tender Condition") or (y) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer or the Merger shall not have expired or been terminated, or any regulatory approvals (other than regulatory approvals set forth in the Merger Agreement) applicable to the Offer and the Merger shall not have been obtained on terms satisfactory to Parent in its sole judgment or (ii) on or after the date of the Merger Agreement, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following events shall occur:

        (a) there shall have occurred and be continuing as of the scheduled expiration date of the Offer (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, Inc. or the NASDAQ National Market (excluding any coordinated trading halt triggered as a result of any decrease in any market indices and any general suspension or limitation caused by physical damage, computer or system malfunction, in each case not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental entity, on the extension of credit by banks or other lending institutions in the United States, (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof that is continuing as of the scheduled termination date of the Offer, or (v) any material adverse change in the business or regulatory environment specific to the solid waste industry in the United States;

        (b) the Company shall have breached or failed to perform in any respect any of its obligations, covenants or agreements under the Merger Agreement or the Stock Option Agreement and which breach or failure to perform, individually or in the aggregate with all other breaches, is reasonably likely to have a Material Adverse Effect on the Company or any representation or warranty of the Company set forth in the Merger Agreement or the Stock Option Agreement shall have been inaccurate or incomplete in any respect when made or thereafter shall become inaccurate or incomplete in any respect, if such inaccuracy or incompleteness, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (excluding for purposes of this paragraph (b) only, any Material Adverse Effect qualifier contained in any such representation or warranty); provided, however, that any breach or failure that is capable of being cured without a Material Adverse Effect, shall not be deemed a breach or failure if, such breach or failure is reasonably cured by the Company within the later of (A) ten business days after written notice thereof by Parent is provided (provided that Parent and Purchaser shall be required to extend only the initially scheduled expiration date of the Offer pursuant to this clause) and (B) two business days prior to the date on which the Offer is then scheduled to expire;

        (c) there shall be instituted, pending and continuing as of the scheduled expiration date of the Offer, any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any United States court or other governmental entity by any governmental entity or by any other person, domestic or foreign (other than an Action brought by a shareholder of the Company): (i) challenging the acquisition by Parent or Purchaser of Shares pursuant to the Offer, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer, the Merger or the Stock Option Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are reasonably likely to have a Material Adverse Effect on the Company or Parent or to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement or the Stock Option Agreement; (ii) seeking to prohibit, or impose any material limitations on, Parent's or Purchaser's ownership or operation of all or any material portion of Parent's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries taken as a whole), or to compel Parent or Purchaser to dispose of or hold separate all or any material portion of Parent's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries taken as a whole) as a result of the transactions contemplated by the Offer, the Merger or the Stock Option Agreement; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Purchaser unable to, or result in a delay of more than 10 business days in, or materially restrict, the ability of Purchaser to accept for payment, purchase or pay for some or all of the Shares pursuant to the Offer or the Merger (exclusive of actions under Sections 180.1301 to 180.1331 of the WBCL); or (iv) seeking to impose material limitations on the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares (to the extent allowed under Section 180.1150 of the WBCL) including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the Company's shareholders;

        (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or the Merger, or any other action shall have been taken, and in each case be in existence as of the scheduled expiration date of the Offer, by any court or other governmental entity (other than the application to the Offer or the Merger of waiting periods under the HSR Act), that is reasonably likely to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (iv) of paragraph (c) above;

        (e) a tender or exchange offer for at least fifteen percent of the Shares shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries), or it shall have been publicly disclosed that (i) any person (including the Company or its subsidiaries) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of fifteen percent or more of any class or series of capital stock of the Company (including the Shares) (other than for bona fide arbitrage purposes); or
    (ii) any person, entity or group shall have entered into (with the Company or any agent or representative of the Company) a definitive agreement or a written agreement in principle with respect to an Acquisition Proposal (excluding a confidentiality agreement allowed under the Merger Agreement);

        (f) any change shall have occurred or be threatened and be continuing as of the scheduled expiration date of the Offer, in the financial condition, properties, businesses or results of operations of the Company or any of its subsidiaries that is or is reasonably likely to have a Material Adverse Effect on the Company;

        (g) the Board of Directors of the Company (or a special committee thereof) shall have amended, withdrawn or modified, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger, or shall fail to reaffirm such approval or recommendation within two business days of the written request by Parent or Purchaser to do so, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have publicly announced it has resolved to do any of the foregoing; or

        (h) the Merger Agreement shall have been terminated by the Company, Parent or Purchaser in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser, provided Parent and Purchaser are not in violation of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms of the Agreement, may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser, provided Parent and Purchaser are not in violation of the Merger Agreement) giving rise to any such condition or may be waived by Parent or Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion in compliance with the Merger Agreement. The failure of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    Notwithstanding the fact that Purchaser reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, the Purchaser will either promptly pay for such Shares or promptly return such Shares.

    A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

    15. CERTAIN LEGAL MATTERS.

    GENERAL.

    Except as otherwise disclosed herein, Parent and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

    ANTITRUST COMPLIANCE.

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of the Purchaser's obligation to accept Shares for payment.

    Pursuant to the HSR Act, Parent expects to file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer with the Antitrust Division and the FTC on June 22, 1999. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, if the Notification and Report Form is filed on such date, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on July 7, 1999, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent expects to request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust

Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer that could become applicable in the event of such a challenge.

    STATE TAKEOVER LAWS.

    A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business therein. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33 1/3% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders.

    Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the company or 10% of its earning power, or issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if
(i) the board of directors approved the acquisition of the stock prior to the date on which the interested stockholder became such; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. The Wisconsin Business Combination Statute's prohibition on business combinations applies for three years after the acquisition of at least 10% of the outstanding shares without regard to the percentage of shares owned by the interested stockholder and cannot be avoided by subsequent action of the board of directors or shareholders. The Company's Board of Directors approved Parent's and Purchaser's acquisitions of Shares in the Offer in connection with entering into the Merger Agreement and, therefore, the Wisconsin Business Combination Statute will not apply to the Merger.

    Sections 180.1130 to 180.1132 of the WBCL provide that certain mergers and share exchanges involving a resident domestic corporation and a "significant shareholder" or an affiliate of a "significant shareholder" are subject to a supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of a corporation or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Business combinations subject to the Wisconsin Fair Price Statute must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case, voting together as a single group. The supermajority voting provisions do not apply if the following fair price standards have been met: (i) the aggregate value of the per share consideration to be received by shareholders in the business combination is equal to the highest of (a) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination; (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled; and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered. The amount to be paid for each Share in the Merger currently satisfies each of the conditions of the Wisconsin Fair Price Statute. Accordingly, the restrictions contained in such statute are not currently applicable to the Merger.

    Under Section 180.1150 (the "Wisconsin Control Share Statute") of the WBCL, unless the articles of incorporation otherwise provide the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a "resident domestic corporation" (such as the Company) held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. The effect of the Wisconsin Control Share Statute is to require any person seeking to acquire more than 50 percent of the voting power at such corporation to own at least 75 percent of the issued and outstanding shares of such corporation. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

    Under the WBCL, a "resident domestic corporation" is defined as a Wisconsin corporation that as of a relevant date satisfies any of the following four tests:

        1. Its principal offices are located in the State of Wisconsin.

        2. It has significant business operations located in the State of Wisconsin.

        3. More than 10% of the holders of record of its shares are residents of the State of Wisconsin.

        4. More than 10% of its shares are held of record by residents of the State of Wisconsin.

    The Wisconsin Administrative Code Section DFI-Section 6.05 (the "Wisconsin Going Private Rule") provides that an issuer, or any affiliated party of an issuer, is deemed to violate Section 551.41 of the

Wisconsin Statutes, which section prohibits any "device, scheme or artifice" to defraud holders of securities, if the issuer or affiliated person enters into any transaction involving a purchase of any equity securities of the issuer, other than an arm's length purchase by a person not affiliated with the issuer, which transaction has, or may have, the effect of (i) causing a class of equity securities of the issuer to be subject to delisting from a national securities exchange registered under the Exchange Act or cease to be authorized to be quoted on NASDAQ or (ii) causing a class of equity securities of the issuer to be eligible for termination of registration, or suspension of reporting requirements under the Exchange Act. The Wisconsin Going Private Rule applies to any issuer whose equity securities of any class are registered under Section 12 of the Exchange Act, and which has 100 or more record holders of the securities in the State of Wisconsin (which number constitutes 20 percent or more of the total number of record holders of the securities) on the date of the initial offer, notice or solicitation relating to the proposed transaction. The Securities Division of the Wisconsin Department of Financial Institutions will consider and rule upon a request for an opinion or "no action" position confirming that a proposed transaction does not constitute a violation of the Wisconsin Going Private Rule on the grounds that the transaction is fair to Wisconsin shareholders. Purchaser intends to seek and expects to receive an opinion or "no action" letter to the effect that neither purchases of Shares pursuant to this Offer nor completion of the Merger constitute transactions prohibited under the Wisconsin Going Private Rule.

    The Purchaser does not believe that any state takeover laws (other than the Wisconsin Control Share Statute and the Wisconsin Going Private Rule) apply to the Offer. Should any government official or third party seek to apply any state takeover law to the Offer, the Purchaser will take such action as then appears desirable.

    If it is asserted that one or more other state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    EXON-FLORIO.

    Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States ("CFIUS"), which is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

    A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. The Purchaser does not believe that the Offer or the Merger threatens to impair the national security of the United States and does not intend to notify CFIUS of the proposed transaction.

    16. FEES AND EXPENSES.

    The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive $15,000 for such services, plus reimbursement of out-of-pocket expenses and the Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

    The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    The Purchaser and Parent have filed with the Commission a Statement on
Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8.

    No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          ONYX SOLID WASTE ACQUISITION CORP.

                                   SCHEDULE A
                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is care of Vivendi-USA, 800 Third Avenue, 38th Floor, New York, NY 10022. Unless otherwise indicated, all directors and executive officers listed below are citizens of France.

                                   DIRECTORS

                                         PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                         5-YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------------------------------------------------
Bernard Arnault........................  Chairman and CEO of LVMH
LVMH
30, avenue Hoche
75008 Paris
France

Eric Licoys............................  Chairman and CEO of Havas and General Manager of Vivendi; formerly
HAVAS                                    Chairman of Fonds Partenaires Gestion and General Manager of HAVAS
31, rue du Colisee
75008 Paris
France

Philippe L. Germond....................  CEO of Cegetel and Senior Executive Vice President of Vivendi; formerly
Cegetel                                  General Manager of Hewlett-Packard Europe and CEO of SFR
1, Place Carpeaux
92 Paris La Defense
France

Simon Murray...........................  Executive at Simon Murray and Associates (UK) Ltd., Chairman of Gens
Simon Murray and                         (HK) Ltd., Director of Tommy Hilfiger, Director of Usinor Sacilor and
  Associates (U.K.) Ltd                  Director of Hutchison Waampta Hong Kong; formerly Chairman of Deutsche
Princes House                            Bank Asia
38 Jermyn Street
England

Esther Koplowitz.......................  Vice President of F.C.C.
F.C.C.--Madrid--Spain
Plaza Pablo Ruiz Picasso
28020 Madrid
Spain

Serge Tchuruk..........................  Chairman and CEO of Alcatel; formerly Chairman and CEO of Total S.A.
Alcatel
64, rue de la Boetie
75008 Paris
France

Ambroise Roux..........................  Executive of Pinault-Printemps-Redoute and Vice President of Vivendi;
Pinault-Printemps-Redoute                formerly Director of Compagnie Generale des Eaux
8 bis, rue Margueritte
75017 Paris
France

                                         PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                         5-YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------------------------------------------------
Philippe Foriel-Destezet...............  Co-Chairman of Addeco, Chairman of Ecco SA, and Chairman of Nescofin
Nescofin
43 Rutlandgate
S.W. 71 ED London
England

Jacques Friedmann......................  Chairman of the Supervisory Board of AXA; formerly Chairman of UAP
AXA
9, Place Vendome
75001 Paris
France

Henri Lachmann.........................  Chairman and CEO of Schneider S.A. and Schneider Electric S.A.; formerly
Schneider S.A.                           Chairman and CEO of the Strafor Facom Group
64/70 Avenue Jean-Baptiste
  Clement
92646 Boulogne Billancourt
France

Jacques Calvet.........................  Retired; formerly Chairman and CEO of PSA-Peugeot-Citroen
7, rue de Tilsitt
75017 Paris
France

Marc Vienot............................  Chairman of Paris-Europlace, Honorary Chairman and Director of Societe
Paris Europlace                          Generale and Director of Rhone Poulenc; formerly Chairman and CEO of
39, rue Cambon                           Societe Generale, Director of Alcatel- Alsthom, Director of Havas
75039 Paris Cedex 1er
France

Rene Thomas............................  Honorary Chairman of Banque Nationale de Paris
Banque Nationale de Paris
16, boulevard des Italiens
75009, Paris
France

Jean-Louis Beffa.......................  Chairman and CEO of Compagnie Saint-Gobain; formerly Vice- Chairman of
Compagnie de Saint-Gobain                Compagnie des Eaux
"Les Miroirs"
92096 La Defense Cedex
France

                               EXECUTIVE OFFICERS

                                         PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                         5-YEAR EMPLOYMENT HISTORY
---------------------------------------  ------------------------------------------------------------------------

Jean-Marie Messier.....................  Chairman and CEO of Vivendi; formerly General Manager of Vivendi
Vivendi
42, Avenue de Friedland
75009 Paris
France

Henri Proglio..........................  Senior Executive Vice President of Vivendi
Vivendi
42, Avenue de Friedland
75008 Paris
France

Stephanie Richard......................  Chairman and CEO of CGIS, Managing Director of Compagnie Immobiliere
CGIS (Vivendi Group)                     Phenix and Chairman of CGIS
8, rue du general Foy
75008, Paris
France

Antoine Zacharias......................  Chairman and CEO of Societe Generale d'Entreprises; formerly Chairman of
Societe Generale                         Ecco SA
  d'Entreprises
1, cours Ferdinance de Lesseps
95851, Rueil Malmaison
France

Guy Dejouany...........................  President of Honor of Vivendi; formerly President of Compagnie Generale
Vivendi-Compagnie Generale               des Eaux
  des Eaux
52, Rue d'Anjou
75008, Paris
France

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

    The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is care of Vivendi, 42, Avenue de Friedland, 75380 Paris Cedex 08 France. With the exception of Mr. Farman, who is a citizen of the United States of America, all directors and executive officers listed below are citizens of France.

                                    DIRECTOR

                                         POSITION WITH THE PURCHASER; PRINCIPAL
                                         OCCUPATION OR EMPLOYMENT; 5-YEAR
NAME AND ADDRESS                         EMPLOYMENT HISTORY
---------------------------------------  ------------------------------------------------------------------------
Michel Avenas..........................  Vice-President of Purchaser; formerly Assistant to the Chairman of
                                         Compagnie Generale des Eaux

Denis Gasquet..........................  President and CEO of Purchaser; CEO of CGEA

Michel Gourvennec......................  Vice President of Purchaser; President and CEO of Montenay International

                               EXECUTIVE OFFICERS

                                         POSITION WITH THE PURCHASER; PRINCIPAL
                                         OCCUPATION OR EMPLOYMENT; 5-YEAR
NAME AND ADDRESS                         EMPLOYMENT HISTORY
---------------------------------------  ------------------------------------------------------------------------
Michel Avenas..........................  Vice-President of Purchaser; formerly Assistant to the Chairman of
                                         Compagnie Generale des Eaux

Christian Farman.......................  Chief Financial Officer of Purchaser; Vice President and Chief Financial
                                         Officer of Vivendi North America

Denis Gasquet..........................  President and CEO of Purchaser; CEO of CGEA

Pascal Gauthier........................  Vice President of Purchaser; Deputy Vice President of CGEA

Michel Gourvennec......................  Vice President of Purchaser; President and CEO of Montenay International

Axel de Saent Quantien.................  Secretary of Purchaser; Vice President of Finance and Chief Financial
                                         Officer of Montenay International Corp.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY MAIL:                       BY HAND:                     BY OVERNIGHT:
  Reorganization Department      Reorganization Department      Reorganization Department
        P.O. Box 3301                  120 Broadway                85 Challenger Road,
 South Hackensack, NJ 07606             13th Floor                   Mail Drop-Reorg
                                    New York, NY 10271          Ridgefield Park, NJ 07660

                                BY FACSIMILE TRANSMISSION:
                             (FOR ELIGIBLE INSTITUTIONS ONLY)
                                      (201) 296-4293

                              CONFIRM FACSIMILE TRANSMISSION:
                                     BY TELEPHONE ONLY
                                      (201) 296-4860

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           Innisfree M&A Incorporated

                              501 MADISON AVENUE,
                                   20TH FLOOR
                            NEW YORK, NEW YORK 10022

                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL FREE: (888) 750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC

                              30 ROCKEFELLER PLAZA
                               NEW YORK, NY 10020
                                 (212) 632-6717